Exhibit 99.(p)(5)

Hotchkis and Wiley Capital Management
Compliance Manual

2 – Code of Ethics

2 – Code of Ethics	2017-08

2 – CODE OF ETHICS

The personal trading and investment activities of employees of H&W are the subject of various federal securities laws, rules and regulations.  Underlying these requirements is the fiduciary capacity in which H&W acts for its clients.  As a fiduciary, H&W has a duty of loyalty to clients that requires the firm to act in the best interests of its clients and always place clients’ interests first and foremost.

When H&W employees invest for their own accounts, conflicts of interest may arise between clients and employees.  The conflicts may include an employee taking an investment opportunity from clients for the employee’s own portfolio, using an employee’s advisory position to take advantage of available investments or front running, which includes an employee trading before placing client transactions, thereby taking advantage of information or using client portfolio assets to have an effect on the market that is used to the employee’s benefit.

The securities laws and regulations that cover the personal trading and investment activities of advisory personnel include:  (a) the anti-fraud provisions (Section 206) of the Advisers Act that prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a client;  (b) Form ADV and Rule 204-3 requirements that provide that an adviser disclose its practices and its interests in client transactions, among other things; (c) Rule 204A-1 requirement that an adviser establish, maintain, and enforce a written code of ethics policy; (d) recordkeeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives; (e) Rule 17j-1 of the Investment Company Act of 1940 regarding the personal trading of access persons; and (f) Section 10(b) of the Exchange Act and Rule 10b-5 thereunder regarding the use of manipulative and deceptive devices.

H&W shall not be deemed to have violated the provisions of the books and records rules because of its failure to record securities transactions of any advisory representative if H&W establishes that it instituted adequate procedures and used reasonable diligence to obtain promptly reports of all transactions required to be recorded.

To implement its employee personal trading policies, H&W has adopted the Code of Ethics included as Appendix 2-A.  All employees are required to preclear their personal trades (excluding certain exempt securities) using the employee trading pre-clearance and monitoring system (“SchwabCT”).  All requests and approval are maintained in the SchwabCT system (effective in January 2013).  Employees’ securities trades are periodically reviewed by the Chief Executive Officer, President, Chief Operating Officer, and Chief Compliance Officer.

Employee transactions in H&W advised and sub-advised mutual funds are also subject to preclearance requirements.

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Appendix 2-A

Joint Code of Ethics
Hotchkis and Wiley Capital Management, LLC (“H&W”)
And Registered Investment Companies
For which H&W Serves as Investment Adviser
Updated As of August 15, 2017

This Code of Ethics is adopted by Hotchkis and Wiley Capital Management, LLC ("H&W") and Hotchkis and Wiley Funds (the "Funds") pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act").  Except where noted, the Code applies to all H&W employees and all “Advisory Persons” (as defined in Rule 17j-1) of the Funds.1

Section 1 – Statement of General Fiduciary Principles and Standard of Business   Conduct

The Code of Ethics is based on the fundamental principle that H&W and its employees must put client interests first.  As an investment adviser, H&W has fiduciary responsibilities to its clients, including the Funds and any other investment companies for which it serves as an investment adviser or sub-adviser.  Among H&W’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal Securities2 transactions in a manner which does not interfere or appear to interfere with any client transactions, or otherwise take unfair advantage of H&W's relationship to clients.  All employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein.

More generally, H&W standards of business conduct are based on principles of openness, integrity, honesty and trust.  It bears emphasis that technical compliance with the Code of Ethics will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to clients.  Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of clients.

1 The definition of “Advisory Persons” includes, among others, all trustees and officers of the Funds, and all directors and officers of H&W.  Because there are no such persons, other than the Independent Trustees of the Funds, who are not also employees of H&W, this Code generally refers only to “employees” or, where necessary, to “Independent Trustees.”
2 “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Section 2 – Standards of Business Conduct

A.        Compliance with Laws and Regulations

Employees must comply with applicable federal securities laws.  As part of this requirement, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a client:

a.	To defraud such client in any manner;
b.	To mislead such client, including making a statement that omits material facts;
c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
d.	To engage in any manipulative practice with respect to such client; or
e.	To engage in any manipulative practice with respect to securities, including price manipulation.

B.        Conflicts of Interest

As a fiduciary, H&W has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  Employees must try to avoid situations that have even the appearance of conflict or impropriety.

Conflicts Among Client Interests.  Conflicts of interest may arise where the firm or its employees have reason to favor the interest of one client over another (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over asset-based fees).  H&W prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades.  Employees are prohibited from using knowledge about pending or currently considered Securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such Securities.  Conflicts raised by personal Securities transactions are also addressed more specifically in Section 3.

C.         Insider Trading Policy

Employees are prohibited from buying or selling any Security while in the possession of material nonpublic information about the issuer of the Security. Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Information is nonpublic unless it has been effectively communicated to the market place.  It is the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to H&W’s Securities recommendations and client Securities holdings and transactions.

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Employees are also prohibited from communicating to third parties any material nonpublic information about any security or issuer of Securities.  Additionally, no employee may use inside information about H&W activities to benefit any client or to gain personal benefit.  Any violation may result in sanctions, which could include termination of employment with H&W.

Section 3 - Restrictions Relating to Securities Transactions

A.	General Trading Restrictions for all Employees

The following restrictions apply to all employees:

1.
Employee Reporting.  All employees are subject to the reporting requirements described in Section 5.  These requirements extend to accounts of employees' spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion (other than H&W managed separate accounts).

2.
Preclearance.  All employees must obtain written approval from the Chief Compliance Officer (“CCO”) or preclearance delegate prior to entering into any Securities transaction (with the exception of exempted Securities as listed in Section 4) in all accounts.  Approval of a transaction, once given, is effective for 1 business day, (the day approval was granted unless otherwise specified in the written approval), or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate.  Any transaction not completed within the 1 day (or other specified) time period will require reapproval.

Setting up or adjustments to systematic purchases and/or sales of any Security needs preclearance, but subsequent systematic transactions do not need preclearance.

Transactions in the Funds or other mutual funds advised or sub-advised by H&W need preclearance.  Setting up systematic contributions to and/or withdrawals from such Funds/funds also needs preclearance, but subsequent systematic transactions do not need preclearance.  Exchanges into and out of an H&W-advised mutual fund in the Hotchkis and Wiley 401(k) plan need preclearance.  A change in percentage allocation for future contribution in an H&W-advised mutual fund in the H&W 401(k) plan does not need preclearance.

Employees may preclear trades only in cases where they have a present intention to transact in the Security for which preclearance is sought.  It is H&W’s view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a Security at some point on a particular day depending upon market developments.  This requirement would not prohibit a price limit order, provided that the employee has a present intention to effect a transaction at such price.  Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same Security.

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Personal trades of Compliance employees must be precleared by another person from the Compliance Department.

3.
Restrictions on Transactions.  No employee may purchase or sell any Security which at the time is being purchased or sold, or to the employee’s knowledge is being considered for purchase or sale, by any Fund, or other mutual fund or separate account managed by H&W (each, an "H&W Client").

4.
Restrictions on Related Securities.  The restrictions and procedures applicable to the transactions in Securities by employees set forth in this Code of Ethics shall similarly apply to Securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the Security purchased or sold or being contemplated for purchase or sale during the relevant period by an H&W Client.  For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy.  In sum, the related Security would be treated as if it were the underlying Security for the purpose of the preclearance procedures described herein.

5.
Private Placements.  Employee purchases and sales of “private placement” Securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared.  No employee may engage in any such transaction unless the CCO or a preclearance delegate and the employee’s manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of any H&W Client.

If, after receiving the required approval, an employee has any material role in the subsequent consideration by any H&W Client of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the CCO and the employee’s manager.  The decision to purchase Securities of the issuer by an H&W Client account must be independently reviewed and authorized by the employee’s manager.

6.
Initial Public Offerings.  All initial public offerings require pre-clearance (including corporate, government, or municipal debt public offerings).  Employees are prohibited from acquiring any securities in an initial public equity offering.

7.
Blackout Periods.  Employees may not buy or sell a Security within 7 calendar days either before or after a target percentage purchase or sale of the same or related Security by an H&W Client account (excluding cash flow trades and employee trades in the same direction after a target trade in client accounts).  For example (in an opposite direction employee trade), if a Fund buys a Security on day 0, day 8 is the first day an employee may sell the Security for his or her own account.  Personal trades for employees, however, shall have no effect on an H&W Client account's ability to trade.

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8.
Establishing Positions Counter to H&W Client Positions.  An employee may not establish a long position in his or her personal account in a Security if an H&W Client account would benefit from a decrease in the value of such Security.  For example, an employee would be prohibited from establishing a long position if (1) a Fund holds a put option on such Security (aside from a put purchased for hedging purposes where the Fund holds the underlying Security); (2) the Fund has written a call option on such Security; or (3) the Fund has sold such Security short, other than “against-the-box.”

Employees may not purchase a put option or write a call option where an H&W Client account holds a long position in the underlying Security.  Employees may not enter into a short sale transaction in any Security where an H&W Client account holds a long position in the same Security or where such H&W Client account otherwise maintains a position in respect of which the H&W Client account would benefit from an increase in the value of the Security.  This restriction does not apply to exchange traded funds which may be used by an H&W Client account to equitize cash.

9.
Prohibition on Short-Term Profits.  Employees are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale, of the same (or equivalent) Securities occurring within 60 calendar days (“short-term profit”).  This holding period also applies to all permitted option transactions; therefore, for example, an employee may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a Security that he or she has held more than 60 days).  In determining short-term profits, all employee directed transactions within a 60-day period in all accounts related to the employee will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies).  Should an employee fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the employee, and he or she would be required to disgorge the profit.  Transactions not required to be precleared under Section 4 will not be subject to this prohibition.  Exchanges between the Funds and other H&W-advised mutual funds within the H&W 401(k) plan also are not subject to this prohibition.  However, transactions in direct holdings of the Funds and other H&W-advised mutual funds are subject to this prohibition, excluding accounts with systematic contributions and/or withdrawals.

B.   Trading Restrictions for Independent Trustees of the Funds

The following restrictions apply only to Independent Trustees of the Funds (i.e., any Trustee who is not an “interested person” of the Funds, within the meaning of the 1940 Act):

1.	Restrictions on Purchases. No Independent Trustee may purchase any Security which, to the Trustee’s knowledge at the time, is being purchased or is being considered for purchase by the Funds.

2.	Restrictions on Sales. No Independent Trustee may sell any Security which, to the Trustee’s knowledge at the time, is being sold or is being considered for sale by the Funds.

3.
Restrictions on Trades in Securities Related in Value.  The restrictions applicable to the transactions in Securities by Independent Trustees shall similarly apply to Securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the Security purchased or sold by the Funds (see Section 3.A.4.).

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Section 4 - Exempted Transactions/Securities

With respect to H&W’s investment activities, H&W has determined that the following Securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 and Rule 204A-1 are designed to prevent; therefore, the restrictions set forth in Section 3 (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

A.
Purchases or sales of Securities in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee)(referred to as “Discretionary Accounts”).

B.	Purchases or sales of direct obligations of the U.S. Government.

C.	Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

D.
Purchases or sales of open-end registered investment companies (including money market funds), variable annuities and unit investment trusts, excluding the Funds and other mutual funds advised or sub-advised by H&W.

E.
Purchases or sales of closed-end funds or unit investment trusts that are invested only in exempted types of Securities as listed in Section 4, excluding closed-end funds, if any, advised or sub-advised by H&W.

F.
Purchases or sales of exchange traded funds (ETFs) on broad-based indices or invested only in exempted types of Securities listed in Section 4, excluding any ETFs, if any, advised or sub-advised by H&W.

“Broad-based indices” include (but are not limited to) the S&P 100, S&P 500, Wilshire 5000, Russell 1000, Russell 2000, Russell 3000, FTSE 100, FTSE Large Cap, FTSE NASDAQ 500, FTSE NASDAQ Mid Cap, FTSE NASDAQ Small Cap, Nikkei 225, Dow 30, MSCI, MSCI Emerging Market Index, NASDAQ Composite, NASDAQ Global Market Composite, NASDAQ 100, NASDAQ Q-50, NASDAQ -100 Equal Weighted Index, NASDAQ Capital Market Composite, NASDAQ Mid Cap, NASDAQ Small Cap, and E-Mini S&P 500.  For other “broad-based indices” that are not specifically detailed above, employees must consult with the Compliance Department prior to any transactions.

G.
Employer stock purchased and sold through employer-sponsored benefit plans in which the spouse or dependent relative of an H&W employee may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by an H&W employee’s spouse.

H.
Purchases or sales of Securities which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a Security that is called away as a result of an exercise of an option; or a Security that is sold by a broker, without employee consultation, i.e., to meet a margin call not met by the employee).

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I.	Purchases of Securities which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

J.
Purchases or sales of Securities transacted as part of an automatic investment plan involving predetermined amounts on predetermined dates.  However, set-up or adjustments to systematic purchases and/or sales of any Security needs preclearance.

K.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

L.
Transactions in Securities pursuant to a bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions.  However, tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared.

M
Purchases or sales of commodities, futures (which include interest rate futures, currency futures and futures on broad-based indices), options (which include options on futures, interest rate options, currency options and options on broad-based indices), and swaps (which include interest rate swaps, currency swaps, and swaps on broad-based indices).

N.	The receipt of a bona fide gift of Securities. (Donations of Securities, however, require preclearance.)

O.
Purchases or sales of municipal bonds (including 529 plans) and auction rate securities traded in the secondary market.  Any purchase in an initial public offering of municipal debt or auction rate securities requires preclearance.

P.	Purchases or sales of direct obligations of any foreign governments.

Section 5 – Reporting by Employees

The requirements of this Section 5 apply to all employees.  The requirements will also apply to all Securities transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion.  The requirements do not apply to Securities acquired for accounts over which the employee has no direct or indirect control or influence.

Employees are deemed to have complied with the requirements of Section 5.B. and C. provided that the Compliance Department receives duplicate statements and confirmations and such statements and confirms contain all of the information required in Section 5.B and C.  Employees who do not have any brokerage accounts are not required to submit a quarterly report noting that they have not transacted in reportable Securities.  However, they are required to confirm annually that they do not have any brokerage accounts.

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With respect to exempt Securities referred to in Section 4 which do not require preclearance/reporting, employees must nonetheless report those exempt Securities defined in Section 4. as described below, except for the following:

1.	open-end mutual funds not advised or sub-advised by H&W.

2.
529 Plans that are college savings plans established and maintained by states, state agencies, and other state entities that H&W does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan.

3.
529 Plans that are prepaid college tuition plans that the account owner does not participate in investment decisions regarding his or her contributions to the 529 Plan, nor does H&W act as program manager for the 529 Plan.

Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings quarterly on the “Personal Securities Holdings” form, as required by the Compliance Department.

A.
Initial Holdings Report.  Each new employee will be given a copy of this Code of Ethics upon commencement of employment.  All new employees must disclose their personal Securities holdings to the Compliance Department within 10 days of commencement of employment with H&W.  (Similarly, Securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee.)  Information must be current as of a date no more than 45 days prior to the date the report was submitted.

1.
Initial holdings reports must identify the title and type of the Security (including, as applicable, the exchange ticker symbol or CUSIP number), number of shares, and principal amount with respect to each Security holding.  Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has been supplied a copy of and has read and understands the provisions of the Code.

2.
The name of any broker, dealer or bank with whom the employee maintained an account in which any Securities were held for the direct and indirect benefit of the employee as of the date the individual became an employee; and

3.	The date that the report is submitted by the employee.

B.	Quarterly Transaction Report. All employees must submit no later than thirty (30) calendar days following the end of each quarter a list of all Securities transacted during the quarter.

1.
Each employee shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.  Reports shall be filed with the Compliance Department quarterly.  Each employee must also report any personal Securities accounts established during the quarter.  The CCO shall submit confidential quarterly reports with respect to his or her own personal Securities transactions and personal Securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the CCO.

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2.	Every report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)
The date of the transaction, the title of the Security (including, as applicable, the exchange ticker symbol or CUSIP number), the interest rate and maturity (if applicable), the number of shares and principal amount involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii)	The price at which the transaction was effected;
(iv)	The name of the broker, dealer or bank with or through which the transaction was effected;
(v)	The date the report is submitted by the employee; and
(vi)	With respect to any personal Securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.

3.	In the event the employee has no reportable items during the quarter, the report should be so noted and returned signed and dated.

C.
Annual Holdings Report.  All employees must submit an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted.  As indicated above, employees who provide monthly statements from their brokers/dealers are deemed to have automatically complied with this requirement, provided the reports contain all required information set forth in Section 5.A above.

D.
Annual Certification of Compliance; Amendments to Code.  All H&W employees must certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by or reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.  All H&W employees must receive and acknowledge receipt of any material amendments to the Code of Ethics.

E.
Discretionary Accounts.  H&W employees who have accounts over which he or she has no direct or indirect influence or control shall provide the Compliance Department with an account statement, including transactions and holdings, on a quarterly basis.

F.
Review of Transactions and Holdings Reports.  All transactions reports and holdings reports (including Discretionary Account transactions/holdings reports) will be reviewed by Compliance personnel according to procedures established by the Compliance Department.

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Section 6 – Reporting by Independent Trustees of the Funds

An Independent Trustee of the Funds need only report a transaction in a Security if the Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a Trustee of the Funds, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, the Security was purchased or sold by the Funds or was being considered for purchase or sale by the Funds.  In reporting such transactions, Independent Trustees must provide:  the date of the transaction, a complete description of the Security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

As indicated in Section 5.D. for employees, Independent Trustees of the Funds are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by or reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 7 – Approval and Review by Board of Trustees

The Board of Trustees of the Funds, including a majority of Trustees who are Independent Trustees, must approve this Code of Ethics.  Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change.  The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1.  Prior to approving the Code or any material change to the Code, the Board must receive a certification from the Funds and H&W that each has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

Section 8 – Review of H&W Annual Report

At least annually, the Funds and H&W must furnish to the Funds' Board of Trustees, and the Board of Trustees must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Funds and H&W have adopted procedures reasonably necessary to prevent H&W employees from violating this Code of Ethics.

Section 9 - Sanctions

Potential violations of the Code of Ethics must be brought to the attention of the CCO or her designee, will be investigated and, if appropriate, sanctions will be imposed.  Upon completion of the investigation, if necessary, the matter may also be reviewed by the Chief Executive Officer (CEO), President and/or Chief Operating Officer (COO), who will determine whether any further sanctions should be imposed.  Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

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Section 10 – Reporting Violations

All employees are required to report any violation of this Code of Ethics by any person to the CCO immediately upon first becoming aware of such violation.  Failure to report violations may result in any of the sanctions described in Section 9, including termination of employment.

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the CEO, President and/or COO that such employee would suffer extreme financial hardship should an exception not be granted.  A transaction in a Security, a change in the employee’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 11 – Exceptions

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the CEO, President and/or COO that such waiver:  (i) is necessary to alleviate hardship or is the result of unforeseen circumstances or is otherwise appropriate under all relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of H&W or the interest of H&W; and (iv) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.  A transaction in a Security due to a change in the employee’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 12 – Confidentiality

All employee transactions and holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests from governmental or regulatory agencies.  In addition, in the event of violations or apparent violations of the Code, certain information may be disclosed to affected H&W clients.

Section 13 – Recordkeeping

H&W will maintain all records relevant to this Code of Ethics as required under the Advisers Act and the 1940 Act.

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